Dear Colleague:

Moments ago, we announced a definitive agreement to acquire Borderfree, a market leader in global ecommerce solutions (link to press release on the IR Site).

We made this move for a couple of important reasons: First, it will enable us to provide our clients with a broader range of end-to-end, cross-border ecommerce solutions.  Second, it will accelerate the expansion of our digital commerce business, one of our key growth strategies.

This makes sense because Borderfree’s capabilities complement and expand our existing ecommerce offering.  This gives us a significant opportunity to deliver greater value to clients of all sizes looking to grow their businesses internationally.

I expect the acquisition of Borderfree to be completed by the end of the second quarter.  In the meantime, the two businesses will continue to operate as separate companies.

Once the deal is complete, we will put a lot of focus on integrating our two companies.  This is the key to any successful acquisition.  To make sure we do this well, I have asked Lila Snyder, who runs our DMT business, to be the integration executive. Over the next couple of months, Lila will work closely with a team of Pitney Bowes and Borderfree’s employees to ensure a seamless transition.

Our agreement to acquire Borderfree is another important marker of our progress.  As we build the bridge to our second century, we know that there is much more work to do.  We also remain confident that our vision is clear and our strategy is sound.  It is now up to us to execute.

Regards,

Important Additional Information

The tender offer for the outstanding common stock of Borderfree has not yet commenced. This communication is for informational purposes only and it is neither an offer to purchase nor a solicitation of an offer to sell shares of Borderfree common stock. At the time the tender offer is commenced, Pitney Bowes will file a tender offer statement, containing an offer to purchase, a form of letter of transmittal and other related tender offer documents with the Securities and Exchange Commission (the “SEC”), and Borderfree will file a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the tender offer with the SEC. Borderfree’s stockholders are strongly advised to read these tender offer materials, as well as any other documents relating to the tender offer and the associated transactions that are filed with the SEC, carefully and in their entirety when they become available, and as they may be amended from time to time, because they will contain important information about the tender offer that Borderfree’s stockholders should consider prior to making any decisions with respect to the tender offer. Once filed, stockholders of Borderfree will be able to obtain a free copy of these documents at the website maintained by the SEC at www.sec.gov, by directing a request to Pitney Bowes, Investor Relations, 203-351-6349 or e-mail: investorrelations@pb.com.

Forward-Looking Statements

This communication contains statements that are forward-looking. We want to caution readers that any forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 may change based on various factors. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties and actual results could differ materially. Words such as “estimate”, “target”, “project”, “plan”, “believe”, “expect”, “anticipate”, “intend” and similar expressions may identify such forward-looking statements. Such forward-looking statements include the anticipated changes in the business environment in which Pitney Bowes operates and in Pitney Bowes’ future operating results relating to the potential benefits of a transaction with Borderfree and the ability of Pitney Bowes to complete the acquisition of Borderfree, including the parties’ ability to satisfy the conditions to the transaction set forth in the definitive agreement for the transaction. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the tender offer and the associated transactions; the possibility that various conditions to the consummation of the transaction may not be satisfied or waived; the possibility that competing offers or acquisition proposals will be made; the effects of disruption from the transaction on the respective businesses of Pitney Bowes and Borderfree; the risk that stockholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability; and the fact that the announcement and pendency of the transaction may make it more difficult to establish or maintain relationships with employees, customers and other business partners; other risks and uncertainties pertaining to the business of Pitney Bowes and Borderfree detailed in their respective filings with the SEC from time to time.

Forward-looking statements in this document should be evaluated together with the many uncertainties that affect the businesses of Pitney Bowes and Borderfree, in their respective 2014 Annual Reports on Form 10-K and in their other reports with the SEC. The reader is cautioned not to rely unduly on these forward-looking statements. Pitney Bowes expressly disclaims any intent or obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.